Registration No. 333-134620


   As filed with the Securities and Exchange Commission on September 28, 2006




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 Amendment No.2
                                       to
                                    FORM S-3



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                PACIFIC CMA, INC.
             (Exact Name of Registrant as specified in its Charter)


                Delaware                                84-1475073
     -------------------------------     ---------------------------------------
     (State or other jurisdiction of     (I.R.S. Employer Identification Number)
     incorporation or organization)


                            153-10 Rockaway Boulevard
                             Jamaica, New York 11434
                                 (212) 247-0049
               (Address, including Zip Code, and Telephone Number,
        including Area Code of Registrant's Principal Executive Offices)

                                   Alfred Lam
                       Chairman of the Board of Directors
                                Pacific CMA, Inc.
                      c/o Airgate International Corporation
                            153-10 Rockaway Boulevard
                             Jamaica, New York 11434
                                 (212) 247-0049
            (Name, Address, including Zip Code, and Telephone Number,
                    including Area Code of Agent for Service)

                                   Copies to:
                            Lawrence G. Nusbaum, Esq.
                               Robert Perez, Esq.
                      Gusrae, Kaplan, Bruno & Nusbaum, PLLC
                           120 Wall Street, 11th Floor
                            New York, New York 10005
                              Voice: (212) 269-1400
                               Fax: (212) 809-5449

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC

    From time to time after the effective date of this Registration Statement

      If the only securities being registered on this Form are to be offered pursuant to a dividend or interest reinvestment plan, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b), under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                                      Proposed Maximum
                                                            Proposed Maximum              Aggregate             Amount of
     Title of Securities                Amount to Be    Offering Price Per Share        Offering Price        Registration
      To Be Registered                   Registered               (2)                        (2)                 Fee (2)
      ----------------                   ----------     ------------------------        --------------           -------
Resale of common stock issuable          4,499,459(1)            $0.61                   $2,744,670              $293.68
upon conversion of a note

Resale of common stock issuable           1,850,000              $0.61                   $1,128,500              $120.70
upon the exercise of warrants                                                                                    -------

Resale of Common Stock owned by a           74,000               $0.61                    $  45,140              $  4.83
former officer of the Company                                                                                    -------
                                                                                         Total Fee:              $419.21
                                                                                                                 =======

-------------------

      (1) For purposes of estimating the number of shares of common stock to be included in this Registration Statement, the registrant included in its calculations all shares of its common stock (a) issuable upon conversion of the full face amount of a note, and (b) exercise of all warrants issued to a Selling Stockholder. In addition to the shares of common stock set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the notes and the exercise of the warrants, as such numbers may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

      (2) Calculated pursuant to Rule 457 (c), using the average of the high and low prices reported on May 26, 2006, solely for the purpose of calculating the Registration Fee.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                  [Remainder of page intentionally left blank]

PRELIMINARY PROSPECTUS

      The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or legal.



                 Subject to Completion, Dated September 28, 2006
                                -----------------
                                   PROSPECTUS



                                6,423,459 SHARES

                                PACIFIC CMA, INC.
                                  COMMON STOCK
                                -----------------

      The entity listed in this Prospectus under "Selling Stockholders" may offer and sell from time to time up to an aggregate of 6,349,459 shares of our common stock that it may acquire from us upon conversion of a note issued by us and the exercise of warrants granted by us. The individual listed in this Prospectus under "Selling Stockholders" presently owns 75,000 shares of our common stock may offer and sell from time to time up to an aggregate of 74,000 shares of our common stock. Information on the Selling Stockholders, and the times and manner in which it may offer and sell shares of our common stock, is provided under "Selling Stockholders" and "Plan of Distribution" in this Prospectus.

      We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. We will bear the costs and expenses of registering the common stock offered by the Selling Stockholders. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the Selling Stockholders.



      Our common stock is listed on the American Stock Exchange ("AMEX") under the symbol "PAM." On September 25, 2006, the last reported sale price for our common stock on the AMEX was $0.47 per share.



      BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 12. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _______ __, 2006

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----



A NOTE ABOUT FORWARD-LOOKING STATEMENTS.......................................2
SUMMARY OF THE COMPANY'S BUSINESS.............................................3
POTENTIAL DILUTION............................................................8
RISK FACTORS.................................................................11
USE OF PROCEEDS..............................................................24
DESCRIPTION OF OUR CAPITAL STOCK.............................................24
FINANCING TRANSACTION WITH LAURUS............................................28
SELLING STOCKHOLDERS.........................................................31
PLAN OF DISTRIBUTION.........................................................33
LEGAL MATTERS................................................................35
EXPERTS......................................................................35
WHERE CAN YOU FIND MORE INFORMATION..........................................35
DOCUMENTS INCORPORATED BY REFERENCE..........................................36
COMMISSION'S POSITION ON INDEMNIFICATION.....................................37

      You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized any other person to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date on the front cover page of this Prospectus, regardless of the time of delivery of this Prospectus or the sale of any common stock. The Prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

      We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this Prospectus outside of the United States. Persons outside of the United States who came into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

                     A NOTE ABOUT FORWARD-LOOKING STATEMENTS

      This Prospectus and the documents incorporated by reference into it contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") such as statements relating to our financial condition, results of operations, plans, objectives, future performance and business operations. These statements relate to expectations concerning matters that are not historical fact. Accordingly, statements that are based on management's projections, estimates, assumptions, and judgments are forward-looking statements. These forward-looking statements are typically identified by words or phrases such as "believes," "expects," "anticipates," "plans," "estimates," "approximately," "intend," and other similar words and phrases, or future or conditional verbs such as "should," "would," "could," and "may." These forward-looking statements are based largely on our current expectations, assumptions, estimates, judgments, and projections about our business and our industry, and they involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable assumptions, judgments, and estimates, forward-looking statements involve known and unknown risks, uncertainties, contingencies, and other factors that could cause our or our industry's actual results, level of activity, performance or achievement to differ materially from those discussed in or implied by any forward-looking statements made by or on behalf of Pacific CMA, Inc. and could cause our financial condition, results of operations, or cash flows to be materially adversely effected. In evaluating these statements, some of the factors that you should consider include those described under "Risk Factors" and elsewhere in this Prospectus or incorporated herein by reference.

                        SUMMARY OF THE COMPANY'S BUSINESS

BACKGROUND

      Pacific CMA, Inc. ("us," "our," "we," the "Company" or "Pacific") is a global, non-asset based logistics/freight forwarder providing supply chain logistics services. We coordinate the shipping and the storage of raw materials, supplies, components and finished goods by air, sea, river, rail and road. We are capable of handling all types of cargo including garments on hangers, refrigerated cargo, hazardous materials as well as perishable goods. Most of our revenue is derived from airfreight and ocean freight forwarding services for which we are paid on a transactional basis.

      As of December 31, 2005, we maintained approximately 233 cargo agents located in 182 countries and 77 cities serving major gateways worldwide.

      Our current business was formed from a base of two freight forwarders, AGI Logistics (HK) Ltd. and Airgate International Corp. ("Airgate") which were acquired in 2000 and 2002, respectively. Our business is managed from our principal support group offices in New York and Hong Kong.

      We are a Delaware corporation with our principal offices located at 153-04 Rockaway Boulevard, Jamaica, New York 11434, Tel. 718-949-9700 and Unit D, 11/F, Garment Centre, 576-586 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong, Tel. 011-852-2953-0288. Our websites are: www.pacificcma.com, www.agihk.com and www.airgatecorp.com. Information on our websites do not constitute part of this Prospectus.

OUR BUSINESS - GENERALLY

      We do not own or operate any aircraft, ships, river barges or railroads, instead using commercial freight air carriers, ships, river barges and railroads to provide the transportation services for freight forwarding. Normally we arrange to pick up, or arrange for the pick up of a shipment at the customer's location and deliver it directly to the commercial carrier. The commercial carrier delivers it to the selected destination airport, shipping warehouse, ship, or railway station. We then pick up the shipment and deliver it or have it delivered to the recipient's location.

      Although capable of handling packages and shipments of any size, we focus primarily on large shipments of equipment or materials weighing over 100 kilograms. As a result of the size of our average shipment and the fact that we are a non-asset based logistics provider, we do not generally compete with overnight courier or expedited small package companies such as Federal Express Corporation, United Parcel Service of America, Inc. or local postal services.

      Our revenue is derived from our freight forwarding services, from the rates that we charge our customers for the movement of their freight from origin to destination. The carrier's contract is with us, not with our customers. We are responsible for the payment of the carrier's charges and we are legally responsible for the shipment of the goods and for any claims for damage to the goods while in transit. In most cases, we receive reimbursement from the carriers for the claims. Since many shippers do not carry insurance sufficient to cover all losses in the event of total loss, we also carry insurance to cover any unreimbursed claims for goods lost or destroyed. Gross revenue represents the total dollar value of services we sell to our customers.

      Our costs of transportation, products and handling include the direct cost of transportation, including tracking, rail, ocean, air and other costs. We frequently commit to space with shippers prior to receiving committed orders from our customers. We act principally as a service provider to add value and expertise in the procurement and execution of these services for our customers. Our gross profits (gross revenues less the direct costs of transportation, products, and handling) are the primary indicator of our ability to source, add value and resell services and products that are provided by third parties. Generally, freight forwarders are compensated on a transactional basis for the movement of goods and related services which arise from the services they provide to customers.

      We also derive commission income from our cargo agents, but this is not a significant source of our revenue.

      We are members of the International Air Transport Association, Hong Kong Association of Freight Forwarding Agents Ltd., and an associated member of the International Federation of Freight Forwarders Association and have two main operational offices -- one in New York and one in Hong Kong.

      Agency offices are owned and operated by independent business owners who enter into agency agreements with us. These cargo agents, among other things:


      o Collect freight on behalf of us and send it to the United States and Hong Kong, as appropriate;
      o     Provide sales and marketing support;

      o Deal with break-bulk, (i.e., consolidation and deconsolidation) of various shipments, customs brokerage and clearance, local delivery services; and
      o Handle routing of orders from an overseas country to the United States, China and Hong Kong.

      We provide these agency offices with the following services, among others:

      o     Handling export cargo from the United States, China and Hong Kong;
      o Local pick up and transshipment via Hong Kong rail/sea/air terminals and from origins in the United States;
      o     Handling import cargo from overseas;
      o Deal with break-bulk, documentation, and customs brokerage and clearance; and
      o     Warehousing and storage.

      Our branch offices in Chicago, Shanghai, Futian, Chongqing, Tianjin, Hong Kong airport and Guangzhou are responsible for providing a number of services. Their primary function is to provide sales and customer service in a specified market or airport city. Branch offices utilize our billing and accounting software, which allows each branch office to transmit customer billing and account information to our administrative offices for billing to the customer. We also provide services through our subsidiaries in Miami (Paradigm International, Inc. and Singapore (AGI Freight Singapore Pte. Limited). Both of the foregoing subsidiaries are also non-asset based freight forwarders.

The difference between Pacific and other United States based logistics forwarders.

      Pacific, as a freight forwarder, is distinguished from other United States based logistics forwarder in the following ways:

1.    Credit Risk

      In the United States, based upon our experience in the industry, it is standard practice for importers on the East Coast of the United States to expect thirty days from the time cargo has been delivered before invoices are due. On the West Coast of the United States, payments are made prior to the delivery of the goods. Because the vast majority of our business is to the East Coast of the United States, we maintain tight credit controls and monitor the receivables from our customers.

      The majority of United States freight forwarders are non-asset based companies and as other non-assets based businesses, find it difficult to obtain financing from banks and therefore often have liquidity problems. This, in turn, often results in delayed remittance to their overseas cargo agents, and it is not uncommon that payments are delayed for more than ninety days, requiring us to finance the payments. This clearly presents freight forwarders with significant liquidity challenges and requires us to seek bank lines to finance our receivables. We also face this problem. Most freight charges are incurred and paid in Asia. This also increases our risk (in addition to the risk we already bear because we have paid the carrier in advance) as not only do we have the risk that the importer in the United States will not pay us, but we also have the risk of non-payment by the cargo agent. This occurs if the importer pays our United States cargo agent who does not remit our portion on a timely basis.

2. Inventory Risk - Substantially all of our shipping costs are incurred under "space contracts."

      Our bank facilities are almost exclusively used to buy space from air and sea carriers, as we must pay the carriers promptly to ensure our continued ability to operate.

      One of the banking facilities provides bank guarantees to certain carriers. These guarantees are similar to letters of credit issued on our behalf to shippers to assure the payment of minimum space commitments. We pay interest on the notional amounts of the guarantees.

      Unlike other United States logistics companies, we carry a high amount of inventory risks. We have to pay not only for the guarantees we have to put up to the carriers, we also have to pay the carriers, even if we do not have any cargo, as we have guaranteed to pay for an agreed amount of cargo space every week. We are not able to ask our customers to make these guarantees and, accordingly, we assume all of the risks.

      Our main operating subsidiary, AGI Logistics (HK) Ltd., is based at the world's busiest sea freight port and airport and we believe it is different than other cities world-wide, as the demand for space is usually greater than the supply. This makes it unique in the sense that without space contracts it would be nearly impossible to operate competitively, and it would be nearly impossible to obtain space.

      In Hong Kong, we also have what is termed a "Peak Season," from August to November of each year, where both sea freight and airfreight rates increase drastically, due to an even tighter supply of space. If we did not have space contracts, it would be virtually impossible for us to get space from any airline or shipping line, and the rates would be significantly higher.

      We derive significant revenue from consolidation of cargo on airline pallets. We always seek to build a perfect mix of light and heavy cargo which ensures the weight capacity as well as the cubic capacity is used to the maximum.

      We also receive cargo from other freight forwarders that do not have their own space allocation and co-load with us. If we do not have enough cargo to fill the containers, our sales staff contacts other freight forwarders in an effort to obtain additional cargo to fill these containers. On the other hand, when we do not have enough space for the cargo delivered to our warehouses, we will buy pallet space from another freight forwarder and then load our cargo in the pallet and ship the pallet to our offices in the United States or to one of our cargo agents elsewhere in the world.

      For sea freight, we also commit and guarantee to ship a certain number of sea freight containers with a specific shipping line and negotiate a contract price. The more containers we have under the contract, the more competitive the price will be. If we do not ship the contracted numbers of containers, we will be charged a penalty (dead freight). Sea freight is generally in full container loads, but we also consolidate containers with smaller consignments and "build" container loads to major gateways across the world.

      Hong Kong also differs from any other port or airport, as it takes many years to receive an allocation of space from an airline or shipping line. It is a constant task negotiating for additional space with carriers, as the more contracted space we have, the lower the price we pay to the carrier. To buy space on the open market or from an Airline Appointed Agent (general sales agents specializing in selling or promoting a particular airline's cargo services) is substantially more expensive, but sometimes we are required to pay a higher price, although we are unable to pass the rate increase onto our customers, and we must to move the cargo at a loss, if we want to retain the customer.

      We also charter aircraft when it is impossible to get extra or enough space from an airline and there is a risk that we will be unable to secure sufficient cargo to fill the aircraft. The time between our receiving an order and securing an airplane for charter and the actual flight date is very short and we have to make sure we can get enough business to fill up the charter aircraft. As a Boeing 747 can cost between $400,000 to $750,000 to charter between Hong Kong and any United States city, depending on the season, we do run a very substantial risk, but ultimately, it is our business skill in being able to predict the amount of business that we are likely to obtain for that week's flight that determines if we will pay for an aircraft or turn a profit. For charter flights, we are required to pay in full when signing the agreement.

      Our losses from having to absorb committed space without having goods to ship has not been significant. We believe this is primarily due to the following three factors:

      o We believe we are effective in gauging customer demand and availability of space.
      o The uniqueness of Hong Kong as our principal place of business and the fact that demand for shipping space exceeds supply; and
      o Our arrangements with others in the freight forwarding business that absorb our excess capacity.

3.    Cargo Risk / Insurance Risk.

      Unlike other United States based logistics forwarders, Pacific has freight forwarders' liability insurance that covers us against customer claims. We accept responsibility for the safe delivery of cargo and will be held responsible and incur losses if anything goes wrong. We are also responsible for damages to cargo caused by our staff, and carry insurance that covers a loss up to a maximum of $250,000.

      The three factors described above are the reasons that we believe we are different from other United States based freight forwarders.

                               POTENTIAL DILUTION



      As of September 26, 2006, we had 28,188,073 shares of common stock issued and outstanding.



      The table below shows the potential dilution of our common stock resulting from the potential issuance of the shares of common stock for resale (A) as a result of transactions not included in this Registration Statement, (B) other issued and outstanding warrants to purchase our shares of Common Stock, and (C) transactions included in this Registration Statement. The table gives effect to the result of a reduction in the conversion price to $0.88 per share from $1.44 per share pursuant to the provisions of Series A Preferred Stock, as a result of the $0.88 conversion price granted Laurus Master Fund, Ltd. ("Laurus" or a "Selling Stockholder") issued and outstanding and assuming all dividends on the Series A Preferred Stock are paid in shares of our common stock (except those that have been paid to date in cash) and that all of the shares so issuable are issued by the Company. For more information on the calculation of conversion and prices, you should read the information under "Description of Our Capital Stock
- Description of Series A Preferred Stock" and "Financing Transaction With Laurus."

                                                                                       Approximate Percentage
                                                     Approximate Number of              of total shares then
                                                      shares to be issued                    outstanding
                                                      -------------------                    -----------

                                       (A)
      PRIOR TRANSACTIONS RELATING TO THE COMPANY'S SERIES A PREFERRED STOCK



Common stock issuable upon                                 4,375,000                            13.4%
conversion of Series A Preferred
Stock

Common stock resulting from the                            2,343,750                            7.7%
exercise of warrants associated
with the Series A Preferred Stock

Common stock resulting from                                 215,833                             0.8%
exercise of warrants issued to                              -------                             ----
former placement agents

         Subtotal                                         6,934,583(1)                          19.4%



                                                              (B)
                                                  PRIOR ISSUANCES OF WARRANTS
                                                  ---------------------------
Other outstanding Warrants to                               4,735,788                                 14.4%
purchase shares of the Company's
Common Stock


                                                              (C)

                                                  THIS REGISTRATION STATEMENT
                                                  ---------------------------

Common stock issuable upon                                  4,499,459                                 13.8%
conversion of a note issued to a
Selling Stockholder

Common Stock issuable upon exercise                         1,850,000                                 6.2%
of warrants associated with a note                          ---------                                 ----
issued to a Selling Stockholder

                      Subtotal                              6,349,459                                 18.3%
                                                            ---------                                 -----

                   Grand Total                              18,019,830                                39.0%
                                                            ==========                                =====


--------------------------

      (1) Does not include shares issuable as dividends in lieu of payments in cash. The number of shares potentially issuable is variable and based on the market price of the Company's common stock about the time of payment.

            The foregoing table does take into account any future dilution that may occur as a result of the transactions discussed in "Recent Developments."

                                  RISK FACTORS

      You should carefully review and consider the following risks as well as all other information contained in this Prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements, before you decide to purchase our common stock. The following risks and uncertainties are not the only ones facing us. Additional risks and uncertainties of which we are currently unaware or which we believe are not material also could materially adversely affect our business, financial condition, results of operations, or cash flows. In any case, the value of our common stock could decline, and you could lose all or a portion of your investment. To the extent any of the information contained in this Prospectus constitutes forward-looking information, the risk factors set forth below are cautionary statements identifying important factors that could cause our actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on our behalf and could materially adversely affect our financial condition, results of operations or cash flows. See also, "A Note About Forward-Looking Statements."

                  CERTAIN RISKS RELATED TO OPERATING A BUSINESS
            IN HONG KONG AND THE PEOPLES REPUBLIC OF CHINA ("CHINA")

WE ARE SUBJECT TO INTERNATIONAL ECONOMIC AND POLITICAL RISKS, OVER WHICH WE HAVE LITTLE OR NO CONTROL.

      A significant portion of our business is providing services between continents, particularly between North America and Asia. Further, our main operating subsidiary, AGI Logistics (HK) Ltd., conducts operations in the Far East, including China and Hong Kong. Doing business outside the United States subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and other unforeseeable risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter our business practice in time to avoid the adverse effect of any of these changes. The dramatic increases in oil prices in recent years has led to similar fuel price increases including aviation fuel. This upward trend in oil and fuel prices has caused global concerns that inflation could be triggered. Airlines have tried to pass their increasing fuel costs on to their customers. We, in turn, customarily pass such increases on to our shippers and consignees, increasing their shipping costs, resulting in a reduction of our customers' shipping incentive and increasing our rate of order cancellation. In early 2005, the World Health Organization received reports of the deadly H5N1 Avian influenza virus being found in various countries around the world and, in early 2006, there have been reported cases of human infection with the H5N1 Avian influenza virus. With the threat that the deadly H5N1 virus can be carried by migratory birds and could spread globally, international trade will be adversely effected if there is an outbreak among humans. Our operations will be adversely effected by increasing oil prices and a human Avian influenza outbreak.

WE MAY BE UNABLE TO ADAPT TO THE CHALLENGES POSED BY COMPETING IN A CHANGING INTERNATIONAL ENVIRONMENT.

      Doing business outside the United States subjects us to various challenges that are described above. We have no control over most of these challenges and may be unable to anticipate and/or adapt to changes in international economic and political conditions and, therefore, may be unable to avoid the adverse effect of any of these changes.

THE POLITICAL UNCERTAINTY IN HONG KONG AND CHINA MAKES IT DIFFICULT TO DEVELOP ANY LONG-RANGE BUSINESS PLANNING.

      The transition of Hong Kong's governance from Great Britain to China has resulted in uncertainty regarding the extent to which China intends to impose and enforce its laws and business practices in Hong Kong. In addition, China itself is just beginning to open its doors to foreign businesses and private ownership of companies and businesses within China. There is no guarantee that China will continue these progressive reforms or that they maintain the ones they have currently. Further, there is no guarantee that China will permit Hong Kong to continue as a semi-independent entity. AGI Logistics (HK) Ltd. relies heavily on business to and from China and Hong Kong. Any change in the political climate in this region may make it more difficult for us to continue operations in that region.

IF RELATIONS BETWEEN THE UNITED STATES AND CHINA WORSEN, INVESTORS MAY BE UNWILLING TO HOLD OR BUY OUR STOCK AND OUR STOCK PRICE MAY DECREASE.

      At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between these two countries, whether or not directly related to our business, could adversely effect the market price of our common stock.

THE CHINESE GOVERNMENT COULD CHANGE ITS POLICIES TOWARD PRIVATE ENTERPRISE OR EVEN NATIONALIZE OR EXPROPRIATE PRIVATE ENTERPRISES, WHICH COULD RESULT IN THE TOTAL LOSS OF OUR INVESTMENT IN THAT COUNTRY.

      Our business is subject to significant political and economic uncertainties and may be adversely effected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

      Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

A LACK OF ADEQUATE REMEDIES AND IMPARTIALITY UNDER THE CHINESE LEGAL SYSTEM MAY ADVERSELY IMPACT OUR ABILITY TO DO BUSINESS AND TO ENFORCE THE AGREEMENTS TO WHICH WE ARE A PARTY.

      We periodically enter into agreements governed by Chinese law. Our business would be materially and adversely effected if these agreements are not respected. In the event of a dispute, enforcement of these agreements in China could be extremely difficult. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have little precedential value. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the government's experience in implementing, interpreting and enforcing these recently enacted laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is uncertain. Furthermore, enforcement of the laws and regulations may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. These uncertainties could limit the protections that are available to us.

FLUCTUATIONS IN EXCHANGE RATES COULD ADVERSELY EFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      Though we use the United States dollar for financial reporting purposes, many of the transactions effected by our subsidiary AGI Logistics (HK) Ltd., are denominated in Hong Kong dollars. Although the value of the Hong Kong dollar is currently linked to the United States dollar, no assurance can be given that such currencies will continue to be linked, and that if such link is terminated, the exchange rate of the Hong Kong dollar may fluctuate substantially against the United States dollar. Because we do not currently engage in hedging activities to protect against foreign currency risks and even if we chose to engage in such hedging activates, we may not be able to do so effectively, future movements in the exchange rate of the Hong Kong dollar could have an adverse effect on our results of operations and financial condition.

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IF THE UNITED STATES IMPOSES TRADE SANCTIONS ON CHINA DUE TO ITS CURRENT
CURRENCY POLICIES, OUR BUSINESS OPERATION COULD BE MATERIALLY AND ADVERSELY EFFECTED.

      Over the past few years, China has "pegged" its currency to the United States dollar. This means that each unit of Chinese currency has had a set ratio for which it may be exchanged for United States currency, as opposed to having a floating value like other countries' currencies. This policy has been under review by policy makers in the United States. Trade groups in the United State have blamed the cheap value of the Chinese currency for causing job losses in American factories, giving exporters an unfair advantage and making its imports expensive. Congress has been considering the enactment of legislation, with the view of imposing new tariffs on Chinese imports. Following increasing pressure for China to change its currency policies, in 2005, the People's Bank of China announced its decision to strengthen the exchange rate of the Chinese currency to the U.S. Dollar, reevaluating the Chinese currency to 2.1% and to introduce a "managed floating exchange rate regime." Since that time, the exchange rate of the Chinese currency has been allowed to float against a basket of currencies, although the daily trading price of the U.S. Dollar against the Chinese currency in the interbank foreign exchange market can float only within a range of 0.3 percent around the central parity published by the People's Bank of China.

      It is difficult to anticipate the reaction of the Congress to reform. If Congress deems that China is still gaining a trade advantage from its exchange currency policy, and an additional tariff is imposed, it is possible that China based companies will no longer maintain significant price advantages over foreign companies, including the United States, on their goods and services. If the United States or other countries enact laws to penalize China for its currency policies, our business would be materially and adversely effected by a resulting slowdown in shipments from China to the U.S.

WE ARE DEPENDENT ON THIRD PARTIES FOR EQUIPMENT AND SERVICES ESSENTIAL TO OPERATE OUR BUSINESS AND WE COULD LOSE CUSTOMERS AND REVENUES IF WE FAIL TO SECURE SUCH EQUIPMENT AND SERVICES.

      We rely on third parties to transport the freight we have agreed to forward. Thus our ability to forward this freight and the costs we incur in connection therewith is dependent on our ability to find shippers willing to ship such freight and at favorable prices. This in turn, depends on a number of factors beyond our control, including availability of cargo space (which depends on the season of the shipment, the shipment's transportation route, the number of transportation providers and availability of equipment). An increase in the cost of cargo space, due to shortages in supply, increases in fuel cost or other factors, would increase our costs and reduce profits, especially, as has occurred in the past, if we are unable to pass the full amount of increased transportation costs to the customer.

      We also rely extensively on the services of independent cargo agents (who may also be providing services to our competitors) to provide various services including consolidating and deconsolidating various shipments. Although we believe our relationships with our cargo agents are satisfactory we may not be able to maintain these relationships. If we are unable to maintain these relationships or develop new relationships, our service levels, operating efficiency and future freight volumes may be adversely effected.

WE MAY FACE COMPETITION FROM OUR CARGO AGENTS AND EMPLOYEES.

      Our agents and employees, some of whom are integral to maintaining and developing our relationships with certain key customers or for providing services at strategic locations, because they have had the opportunity to develop a relationship with our customers and otherwise gained important information regarding our business practices, may be able to compete with us with respect to such customer's business.

OUR BUSINESS IS SEASONAL AND CYCLICAL AND OUR OPERATING RESULTS AND FINANCIAL CONDITION MAY THEREFORE FLUCTUATE.

      Our business, as is true generally in the freight forwarding industry, is seasonal; the first quarter of the calendar year has traditionally been the weakest and the third and fourth quarters have traditionally been the strongest. However, the Company incurred an operating loss in the fourth quarter of 2005 that was principally due to the increase in cost of forwarding with airlines related to the collection of surcharges for security and advance cargo manifests, as well as a sharp increase in fuel prices. Additionally, during the peak season, the transportation costs suddenly increased sharply due to unexpected higher demand. Since we did not have sufficient time to inform our customers of the increase in our rates, the increase in costs could not be passed on to our customers. This increase was unexpected and we believe that this situation is unlikely to repeat itself.

      Other than the reason as stated above, there was a significant increase in some of our general and administrative expenses in the fourth quarter of 2005 when compared with the third quarter of 2005. Salaries and allowances and staff benefits increased by $490,000 and $42,000, respectively. These increases were principally due to our staff increases during the fourth quarter after we acquired WCL and AIO, as subsidiaries during the second half of the year. Furthermore, year end bonuses and other benefits were included in our general and administrative expenses for the fourth quarter of 2005. The Company also made an additional provision for bad debts of $104,000 at year end.

      Also, significant portions of our revenues are derived from customers in industries such as apparel and hair product industries, whose shipping patterns are tied closely to consumer demand. To the extent that the principal industries we serve experience cyclical fluctuations, our operating results will be effected by such fluctuations.

NO ONGOING CONTRACTUAL RELATIONSHIP WITH OUR CUSTOMERS.

      We have a very broad and varied customer base. In our fiscal year ended December 31, 2005 ("Fiscal 2005"), we transacted business with more than 2,500 customers. However, our customers wish to remain flexible in choosing freight forwarders and prefer to avoid contractual commitments so that they are able to select and to change forwarders at any time on the basis of competitive rates and quality of service. Therefore, we render freight forwarding services to our customers on a transaction by transaction basis, rather than under the terms of any type of on-going contractual relationship. We have one customer that, during our last three fiscal years, accounted for approximately 10%, 12% and 14%, respectively, of our total revenue during those years, but we still only handle part of this customer's business. There is no guarantee that we will retain this customer's business. See "- Our freight forwarding income could be reduced by the loss of a major customer."

      Even with large customers we usually have to give rate quotations before we can secure their business. However, the rates we quote to our customers are still subject to fluctuation and must be adjusted according to changes in the market. As a result, the freight rate quotations we give to our customers are not a guarantee that they will ship or continue to ship their cargo with us. It is not unusual for a customer to ship with many different agents. Sometimes we cannot match the lowest price a customer has been offered on a particular day. If a customer has a large shipment, they may ask several companies for quotations at the same time and award the shipment to the company with the cheapest rate or the fastest transit time on a particular day. Therefore, although we could lose the business of a customer on one day, the next day we might be successful in obtaining other business from that same customer.

      The nature of the freight forwarding and logistics business requires us to continuously seek new customers as customer turnover is very high and it is common to have contracts with customers. Certain large companies who ship goods all over the world may sign contracts with freight forwarders. But, since we have only a limited number of our own offices and must rely on overseas agents in many parts of the world, we are not yet large enough to be in a position to compete for these types of contractual arrangements. As a result, there can be frequent changes in our customer list, and there is no assurance that we will be able to maintain our current relationship with particular customers.

WE DO BUSINESS WITH OUR COMPETITORS.

      Some of our business is with large freight forwarders who are actually our competitors. Since these companies handle customs clearance for some of our customers, we must cooperate with these competitors and bill them to obtain payment for the air or sea freight of our customers. This represents a major risk for us because these competitors are major freight forwarders covering the same routes as we do, and are also likely to be continuously attempting to solicit business away from us. In order to retain our customers in such circumstances, we must attempt to provide a very high level of service.

WE ARE DEPENDENT ON OUR OVERSEAS AGENTS AND THEIR QUALITY OF SERVICES.

      As a portion of our business is also derived from customers that are handled by our overseas agents, this presents a risk to us, since we cannot control the level of service that is provided by our overseas agents and we risk losing business as a result of problems that customers may encounter in dealing with these agents.

OUR FREIGHT FORWARDING INCOME COULD BE REDUCED BY THE LOSS OF A MAJOR CUSTOMER.

      One customer accounted for approximately 10%, 12% and 14% of our total revenue for Fiscal 2005, Fiscal 2004 and Fiscal 2003, respectively. Another customer accounted for approximately 11% and 10% of our freight forwarding income for Fiscal 2005 and Fiscal 2004, respectively. The loss of one or more of our major customers could have a material adverse effect on our freight forwarding income, business and prospects.

      We are dependent on certain transportation providers to provide shipping services on our behalf and the loss of such providers may reduce our ability to compete.

      Because we are generally able to negotiate more favorable shipping rates as a result of shipping a greater volume of product with a limited number of transportation providers, the loss of one or more of these providers could result in an increase in our cost of freight forwarding.

GROWTH THROUGH ACQUISITIONS POSES THE RISKS THAT WE MAY BE UNABLE TO IDENTIFY, MAKE AND SUCCESSFULLY INTEGRATE ACQUISITIONS THAT COULD ADVERSELY EFFECT OUR PROFITABILITY.

      We may continue to pursue growth through acquisitions, to maintain or improve our competitive position in the industry, which rewards economies of scale.

      Identifying, acquiring and integrating businesses requires substantial management, financial and other resources and may pose risks with respect to customer service, market share and dilution of our investors' ownership interests in the event we make acquisitions through the issuance of securities. Further, acquisitions involve a number of special risks, some or all of which could have a material adverse effect on our business, financial condition and results of operation. These risks include:

      o     unforeseen operating difficulties and expenditures;
      o difficulties in assimilation of acquired personnel, operations and technologies;
      o the need to manage a significantly larger and more geographically dispersed business;
      o     impairment of goodwill and other intangible assets;
      o diversion of management's attention from ongoing development of our business or other business concerns;
      o     potential loss of customers;
      o     failure to retain key personnel of the acquired businesses; and
      o     the use of our available cash, to the extent any is available.

      No assurance can be given that any future acquisitions will be completed, or that such acquisitions will increase our earnings and not dilute our investors' ownership interests in us or any acquisition made in whole or in part by our issuances of our capital stock will dilute our investor's equity interest in the Company. If we do not grow through acquisitions and/or through internally generated growth, our competitive position may weaken due to the economies of scale (including greater pricing power) that our competitors will have.

WE HAVE MADE AND MAY CONTINUE TO MAKE ACQUISITIONS WITHOUT STOCKHOLDER APPROVAL.

      If we decide to make any further acquisitions, we will endeavor to evaluate the risks inherent in any particular acquisition. However, there can be no assurance that we will properly or accurately ascertain all such risks. We will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates and in deciding if they should be acquired for cash, equity or debt, and in what combination of cash, equity and/or debt.

      We will not seek stockholder approval for any acquisitions unless required by applicable law and regulations. Our stockholders will not have an opportunity to review financial and other information on acquisition candidates prior to consummation of any acquisitions under almost all circumstances.

      Investors will be relying upon our management, upon whose judgment the investor must depend, with only limited information concerning management's specific intentions.

      There can be no assurance that we will locate any such additional acquisition candidate, successfully complete such additional acquisition, or any acquisition will perform as anticipated, will not result in significant unexpected liabilities or will ever contribute significant revenues or profits to us or that we will not lose our entire investment in any acquisition candidate.

WE MANAGE OUR BUSINESS ON A DECENTRALIZED BASIS WHICH MAY RESTRICT IMPLEMENTATION OF ADEQUATE BUSINESS CONTROLS, AND MAY LIMIT OUR ABILITY TO MANAGE OUR BUSINESS EFFECTIVELY.

      We manage our business on a decentralized basis, allowing our subsidiaries and their management to retain significant responsibility for the day-to-day operations, profitability and growth. As we grow, our management may not maintain adequate controls on inter-company disbursements for freight forwarding and customs brokerage services. In addition, our subsidiaries may be operating with management, sales and support personnel that may be insufficient to support growth in their respective operation without significant central oversight and coordination. If proper overall business controls have not been and are not implemented, a decentralized operating strategy could result in inconsistent operating and financial practices, which could materially and adversely effect our profitability.

      Because we are a holding company, we are financially dependent on receiving distributions from our subsidiaries and this could prove harmful if such distributions are not made. The ability of our subsidiaries to pay such distributions is subject to all applicable laws and other restrictions including, but not limited to, applicable tax laws. Such laws and restrictions could limit the receipt of distributions, the payment of dividends and restrict our ability to continue operations.

OUR FAILURE TO DEVELOP, INTEGRATE, UPGRADE OR REPLACE INFORMATION TECHNOLOGY SYSTEMS MAY RESULT IN THE LOSS OF BUSINESS.

      The battle for market share within the freight forwarding industry has traditionally been waged over price, service quality, reliability, the scope of operations and response to customer demand. Increasingly, our competitors are competing for customers based upon the flexibility and sophistication of the technologies supporting their freight forwarding services. Adequate information technology systems afforded by freight forwarders allows freight forwarding customers to manage inventories more efficiently. Many of our competitors have information systems that are significantly more sophisticated than our systems. We have only invested a minimum amount of funds on these systems and do not intend to spend significant funds on such systems in the near future. If our information technology systems are not perceived as assisting our customer's ability to conduct business efficiently, our service levels, operating efficiency and future freight volumes could decline.

IF WE FAIL TO COMPLY WITH APPLICABLE GOVERNMENT REGULATION WE COULD BE SUBJECT TO FINES AND PENALTIES AND MAY BE REQUIRED TO CEASE OPERATION.

      Our air transportation activities in the United States are subject to regulation by the Department of Transportation, as an indirect air carrier, and by the Federal Aviation Administration. Our overseas offices and agents are licensed as airfreight forwarders in their respective countries of operation. We are licensed in each of our offices as an airfreight forwarder by the International Air Transport Association. We believe we are in substantial compliance with these requirements.

      We are licensed as an ocean freight forwarder by and registered as an ocean transportation intermediary with the Federal Maritime Commission ("FMC"). The FMC has established qualifications for shipping agents, including surety bonding requirements. The FMC also is responsible for the economic regulation of non-vessel operating common carriers that contract for space and sell that space to commercial shippers and other non-vessel operating common carrier operators for freight originating or terminating in the United States. To comply with these economic regulations, vessel operators and non-vessel operating common carriers are required to file tariffs which establish the rates to be charged for the movement of specified commodities into and out of the United States. The FMC has the power to enforce these regulations by assessing penalties. For ocean shipments not originating or terminating in the United States, the applicable regulations and licensing requirements typically are less stringent than in the United States. We believe we are in substantial compliance with all applicable regulations and licensing requirements in all countries in which we transact business.

      Although our current operations have not been significantly effected by compliance with current United States and foreign governmental regulations, we cannot predict what impact future regulations may have on our business. Our failure to maintain required permits or licenses, or to comply with applicable regulations, could result in substantial fines or revocation of our operating authorities.

WE INCUR SIGNIFICANT CREDIT RISKS IN THE OPERATION OF OUR BUSINESS.

      Certain aspects of the freight forwarding industry involve significant credit risks. It is standard practice for importers on the east coast of the United States to expect freight forwarders to offer thirty days credit on payment of their invoices from the time cargo has been delivered for shipment. Since the majority of our business is to the east coast of the United States, competitive conditions require that we offer thirty days credit to our customers who import to the east coast of the United States. In order to avoid cash flow problems we attempt to maintain tight credit controls and avoid doing business with customers we believe may not be creditworthy. However, there is no assurance that we will be able to avoid periodic cash flow problems or that we will be able to avoid losses in the event customers to whom we have extended credit either delay their payments to us or become unable or unwilling to pay our invoices after we have completed shipment of their goods.

WE INCUR SIGNIFICANT INVENTORY RISK BECAUSE SUBSTANTIALLY ALL OF OUR SHIPPING COSTS ARE INCURRED UNDER SPACE CONTRACTS AND GUARANTEES.

      Substantially all of our shipping costs are incurred under space contracts pursuant to which we agree in advance to purchase cargo space from air and sea carriers or guarantee a minimum volume of shipments per week. We are required to pay for the guarantees and for the purchase of this cargo space even if we do not have cargo from our customers to fill the space. In the past we have been able to minimize any losses from this aspect of our business by seeking to carefully gauge customer demand and the availability of shipping space, by conducting significant operations in Hong Kong where the demand for shipping space generally exceeds supply, and by making arrangements with other freight forwarders to absorb excess capacity. However, there is no assurance that we will be able to avoid such losses in the future as a result of being required to absorb the cost of committed space without having goods to ship on behalf of our customers.

IF OUR INSURANCE COVERAGE IS NOT SUFFICIENT TO COVER US FROM LIABILITY CLAIMS ARISING FROM ACCIDENTS OR CLAIMS, WE MAY INCUR SUBSTANTIAL UNANTICIPATED EXPENSES.

      Freight that we forward may be damaged or lost during the shipping process. Furthermore, we may forward hazardous materials which may, if handled improperly, harm people and property. Though we carry $250,000 freight service liability and $250,000 third party liability insurance on every single handled shipment, claims for injuries to persons or property may exceed the amount of our coverage. There is the risk that our liability coverage could be inadequate to cover consequential losses, business interruptions, delays, misdeliveries, customs fines or penalties and uncollected freight that are limited to $250,000 for any one loss and in the aggregate in any one policy year.

RISKS RELATING TO US AND OUR SECURITIES


Threatened AMEX Delisting

      In September of 2006, the AMEX staff informed the Company that they had made a "preliminary" determination to seek delisting of the Company's common stock based on assertions that in late 2003, the Company had manipulated the market price of its common stock to procure AMEX listing. The AMEX staff even asserted that if the Company were to prove itself not complicit in the alleged acts, the AMEX staff would still seek a delisting. The Company denies all of such assertions and will use all available resources to thwart the commencement of such a proceeding and if commenced to defend any such action. There can be no assurances that the Company will prevail. If the Company's common stock is delisted from the AMEX, Company lenders may accelerate the repayment of indebtedness, impose penalties upon the Company and commence lawsuits against the Company. The defense of the Company to any such actions will be costly, drawing funds from the Company's business operations, and will also draw management's time and attention away from the day-to-day business operations of the Company. Although the Company believes it has the financial resources to pay its creditors and defend itself in such actions this belief may not be accurate. Additionally, the Company's operations may adversely be affected with personnel and the Company's finances being strained.


WE INCUR INCREASED COSTS AS A RESULT OF BEING A PUBLIC COMPANY, WHICH MAY DIVERT MANAGEMENT ATTENTION FROM OUR BUSINESS AND IMPAIR OUR FINANCIAL RESULTS.

      As a public company, we have and will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 (the "SOA"), as well as rules subsequently implemented by the Securities and Exchange Commission and the American Stock Exchange, has required changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We expect these new rules and regulations to make it more difficult and more expensive for us to obtain directors' and officers' liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

FAILURE TO MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO PRODUCE ACCURATE FINANCIAL STATEMENTS AND ON OUR STOCK PRICE.

      Pursuant to Section 404 of the SOA, we will be required to furnish a report by our management on our internal control over financial reporting. The internal control report must contain (a) a statement of management's responsibility for establishing and maintaining adequate internal control over financial reporting, (b) a statement identifying the framework used by management's to conduct the required evaluation of the effectiveness of our internal control over financial reporting, (c) management's assessment of the effectiveness of our internal control over financial reporting as of the end of our most recent fiscal year, including a statement as to whether or not internal controls over financial reporting is effective, and (d) a statement that our independent registered public accounting firm has issued an attestation report on management's assessment of internal control over financial reporting. Although we have been complying with the requirements encompassed by sub-paragraphs (a) and (c), effective at the end of 2007, we will also be required to comply with subparagraphs (b) and (d).

      To assure continued compliance with Section 404 within the prescribed period, we engage in a process to document and evaluate our internal controls over financial reporting, which is both costly and challenging. In this regard, we have and will need to dedicate internal resources, engage outside consultants and use a detailed work plan to (a) assess and document the adequacy of internal control over financial reporting, (b) take steps to improve control processes where appropriate, (c) validate through testing that controls are functioning as documented, and (d) implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, we can provide no assurance as to our, or our independent registered public accounting firm's, conclusions with respect to the effectiveness of our internal control over financial reporting under Section 404. There is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal controls over financial reporting are effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

EFFECTIVE INTERNAL AND DISCLOSURE CONTROLS ARE NECESSARY FOR US TO PROVIDE RELIABLE FINANCIAL REPORTS AND EFFECTIVELY PREVENT FRAUD AND TO OPERATE SUCCESSFULLY AS A PUBLIC COMPANY. IF WE CANNOT PROVIDE RELIABLE FINANCIAL REPORTS OR PREVENT FRAUD, OUR REPUTATION AND OPERATING RESULTS WOULD BE HARMED.

      During the audit of our Fiscal 2005 financial statements, our independent registered public accounting firm identified weaknesses in our internal controls over financial reporting, including, but not limited to, the following:

      o     an insufficient review of our allowances for doubtful accounts;
      o insufficiently documented secondary reviews and approvals of journal entries; and
      o our CFO not being actively involved in the detailed financial aspects of our business.

      The existence of a material weakness is an indication that there is more than a remote likelihood that a material misstatement of our financial statements will not be prevented or detected in the current or any future period. In addition, we may in the future identify other material weaknesses or significant deficiencies in our internal controls over financial reporting that have not been discovered to date.

      If we are unable to remediate all material weaknesses in sufficient time to permit testing of our documentation and remediation efforts relating to these material weaknesses, our auditors may disclaim an opinion or issue an adverse opinion on the operating effectiveness of our internal controls over financial reporting or on management's assessment of their effectiveness, when Section 404 of the SOA becomes applicable to us in 2007. A disclaimer or an adverse opinion on our internal controls could materially impair the value of our common stock.

THE LOSS OF KEY PERSONNEL MAY IMPEDE OUR ABILITY TO COMPETE EFFECTIVELY.

      Our success is dependent on the efforts of Alfred Lam, Scott Turner and Kaze Chan who serve as our Chairman, President and Executive Vice President, respectively. We do not maintain key person life insurance on any of these individuals. In addition, there is significant competition for qualified personnel in our industry and there can be no assurance that we will be able to continue to attract and retain the necessary personnel. We are dependent on retaining our current employees, many of whom have developed relationships with representatives of carriers and customers, relationships which are especially important in a non-asset based logistics provider such as ourselves. Loss of these relationships could have a material adverse effect on our profitability.

CONTROL BY ALFRED LAM; POTENTIAL CONFLICT OF INTERESTS.

      Alfred Lam, our Chairman of the Board, Director and Treasurer, as a practical matter, is able to nominate and cause the election of all the members of our Board of Directors, control the appointment of our officers and our day-to-day affairs and management of our Company. Mr. Lam beneficially owns approximately 65% of our issued and outstanding voting securities. As a consequence, Mr. Lam can have the Company managed in a manner that would be in his own interests and not in the interests of the other stockholders of the Company.

YOU MAY EXPERIENCE DIFFICULTIES IN ATTEMPTING TO ENFORCE LIABILITIES BASED UPON UNITED STATES FEDERAL SECURITIES LAWS AGAINST AGI LOGISTICS (HK) LTD. AND ITS NON-UNITED STATES RESIDENT DIRECTORS AND OFFICERS.

      AGI Logistics (HK) Ltd., one of our significant subsidiaries is located in the Far East and its principal assets are located outside the United States. Many of our directors and executive officers are foreign citizens and do not reside in the United States. Service of Process upon such persons may be difficult to effect in the United States. It may be difficult for courts in the United States to obtain jurisdiction over these foreign assets or persons and as a result, it may be difficult or impossible for you to enforce judgments rendered against us, our directors or executive officers in the United States courts. In addition, the courts in the countries in which some of our subsidiaries are organized, where our and our subsidiaries assets are located or where many of our directors and executive officers reside, may not permit lawsuits for the enforcement of judgments arising out of the United States (and state) securities or similar laws.

IT MAY BE DIFFICULT TO EFFECT TRANSACTIONS IN OUR STOCK IF WE ARE DELISTED FROM AMEX.


      Our shares of common stock are listed for trading on the AMEX. The AMEX staff has conformed the Company that they had made a preliminary determination to seek delisting of the Company's common stock. See "Threatened AMEX Delisting." There can be no assurance of the continuation of such listing. If our common stock were to be delisted from the AMEX, we could become subject to the Commission's "pennystock" rules. Broker/dealer practices in connection with transactions in pennystocks are regulated by rules adopted by the Commission, and these practices may limit the number and types of people and entities willing to invest in a "pennystock." For any transaction involving a pennystock, unless exempt, the rules require the delivery, prior to any transaction in a pennystock, of a disclosure statement prepared by the Commission relating to the pennystock market. Disclosure also has to be made about the risks of investing in pennystocks in both public offerings and in secondary trading. The pennystock rules also generally require that prior to a transaction in a pennystock, the broker/dealer make a special written determination that the pennystock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The broker/dealer must provide the customer with current bid and offer quotations for the pennystock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each pennystock held in the customer's account.


WE HAVE OUTSTANDING CONVERSION RIGHTS, OPTIONS, WARRANTS AND REGISTRATION RIGHTS THAT MAY LIMIT OUR ABILITY TO OBTAIN EQUITY FINANCING AND COULD CAUSE US TO INCUR EXPENSES.

      We have issued warrants to certain stockholders in connection with private placement offerings of our securities during our past three fiscal years. In accordance with the respective terms of our A Preferred Stock, Convertible Secured Note issued to Laurus, warrants and any options granted and that may be granted under our stock option plan or to future investors, the holders are given an opportunity to profit from a rise in the market price of our common stock, with a resulting dilution in the interests of the other stockholders. The terms on which we may obtain additional financing during the exercise periods of any outstanding conversion rights, warrants and options may be adversely effected by the existence of such conversion rights, warrants and options. The holders of conversion rights, options or warrants may exercise such conversion rights, options or warrants to purchase our common stock at a time when we might be able to obtain additional capital through offerings of securities on terms more favorable than those provided by such conversion rights, options or warrants. In addition, the investors in the foregoing private securities offerings have demand and "piggyback" registration rights with respect to their securities. Also, certain stockholders that we entered into settlement agreements with provide for certain registration rights. To date, we have complied with such registration rights or obtained waivers of same and as to Laurus, we intend to comply with their registration rights, Laurus, having waived penalties for not meeting the registration statement deadlines for effectiveness of the registration statement relating to the prior terms and conditions of the Laurus Financing. Continuing compliance with such registration rights may involve substantial expense.

WE HAVE SOLD SHARES BELOW THE THEN CURRENT MARKET PRICE AND WARRANTS WITH A LOWER EXERCISE PRICE THAN THE CURRENT MARKET PRICE.

      In late 2003, in a private offering, we sold 1,242,240 shares of our common stock at $1.61 per share, a discount of approximately 25% below the twenty day average closing price for shares of our common stock on the Over The Counter Bulletin Board and to issue warrants without additional consideration to purchase 1,007,455 shares of our common stock exercisable at prices ranging from $0.80 per share to $2.17 per share. In April and May 2004, in private offerings with two institutional investors, we sold $5,000,000 ($3,850,000 remaining outstanding, with the balance having been converted into shares of our A Preferred Stock). Each such share of A Preferred Stock has a stated value of $1,000 per share and was initially convertible into shares of our common stock at $1.44 per share, a discount of approximately 10% below the AMEX reported closing market price for our common stock on April 8, 2004 of $1.61 per share.

      Additionally, we issued warrants, without additional consideration to the two institutional investors and placement agents to purchase up to approximately 1,778,333 shares of our common stock, one-half of such warrants being initially exercisable at $1.76 per share and the remaining one-half initially at $2.00 per share.

      As a result of our financing transaction with Laurus in August of 2005, certain provisions in our agreements with the two institutional investors required us to reduce the conversion prices of our A Preferred Stock and the exercise prices of the Warrants issued to the two institutional investors to $0.88 per share. This reduction effectively increased the approximate 10% discount below the AMEX reported closing market price on April 8, 2004, to approximately 55%.

      The sale of securities pursuant to these private offerings and any future sales of our securities will dilute the percentage equity ownership of then existing owners of the shares of our common stock and may have a dilutive effect on the market price for our outstanding shares of common stock.



      As of September 26, 2006, we had 28,188,073 shares of our common stock issued and outstanding. Of those 28,188,073 shares, approximately 7,840,069 shares of our common stock are freely tradable. The foregoing 7,840,069 shares does not give effect to the exercise of any conversions of our A Preferred Stock and the Laurus Convertible Secured Note in the future, the issuance of shares to them in the future in payment of the dividend rights and interest due to our Series A Preferred Stockholders, or the exercise of our issued and outstanding warrants and options, including the warrants held by the private investors, as the case may be. Through July 31, 2006, 819,517 dividend shares have been issued. Also, the foregoing does not include approximately 407,653 shares that were outstanding prior to our acquisition of AGI Logistics (HK) Ltd. that we believe are restricted as to resale pursuant to federal securities laws.



OUR A PREFERRED STOCK CREATES DISINCENTIVES TO A MERGER OR OTHER CHANGES IN CONTROL.

      The terms of our A Preferred shares include disincentives to a merger or other change of control, which could discourage a transaction that would otherwise be in the interest of our stockholders.

      In the event of a change of control (as defined), the terms of the A Preferred Stock permit the holder to require us to repurchase their shares at a mandatory redemption price (as defined). If the remaining shares of A Preferred Stock continue to be outstanding at the time of a change of control, this could result in a payment to the holders of the greater of 110% of the stated value of those shares ($4,235,000) or the VWAP (as defined) at that time, plus all accrued and unpaid dividends and liquidated damages. The possibility that we might have to pay this large amount of cash would make it more difficult for us to agree to a merger or other opportunity that might arise even though it would otherwise be in the best interests of the stockholders.

OUR A PREFERRED SHARES CONTAIN REDEMPTION PROVISIONS THAT MAY LIMIT AVAILABLE CASH FOR OUR OPERATIONS.

      The terms of our A Preferred Stock require us to redeem those shares for cash in certain circumstances in addition to a change of control situation.

      Also, our A Preferred Stock requires mandatory redemption if (a) we fail to timely issue shares of common stock upon conversion, remove legends on certificates representing shares of common stock issued upon conversion or to fulfill certain covenants, (b) certain bankruptcy and similar events occur; and
(c) we fail to maintain the listing of the common stock on the Nasdaq National Market, the Nasdaq Small Cap Market, the AMEX or the NYSE.

      We must redeem the A Preferred Stock in April and May 2008 for an amount equal to 100% of the stated value per share plus all accrued and unpaid dividends and all liquidated damages and other amounts due on such shares.

      As a consequence, we may have to redeem our A Preferred Stock for a substantial amount of cash, which would severely restrict the amount of cash available for our operations.

      In the event that we are able to find replacement financing that does not require dilution of the common stock, these restrictions would make it difficult for us to "refinance" the preferred stock and prevent dilution to the common stock.

OUR A PREFERRED STOCK CONTAIN DISINCENTIVES TO OBTAINING ADDITIONAL FINANCING.

      The potential dilution of a common stockholder's ownership position in us resulting from our A Preferred Stock has increased substantially as a result of the Conversion Rights of Laurus and the shares that may be issued upon exercise will increase if we sell additional common stock for less than the conversion price applicable to our A Preferred Stock. The terms of our A Preferred Stock require us to adjust the conversion price if we sell common stock or securities convertible into common stock at a lower price than the conversion of our A Preferred Stock. Any further adjusted price will be that lower price and we will have to issue even more shares of common stock to the holders of our A Preferred Stock than initially agreed on.

      Our A Preferred Stock requires quarterly dividends of six (6%) percent per annum. We have the option of paying these dividends in shares of common stock instead of cash and we have and expect to continue to use that option. The number of shares of common stock that are required to pay the dividends is calculated based on a discount to our market price, so the lower our common stock price, the more shares of common stock it takes to pay the dividends. The continued issuance of these additional shares of common stock will further dilute a stockholder's ownership position in the Company and put additional downward pricing pressure on the common stock.

THE NOTES ISSUED TO LAURUS CREATE DISINCENTIVES TO A MERGER AND OTHER CHANGES IN CONTROL.

      The terms of our Notes issued to Laurus include disincentives to a merger or other changes of control, which could discourage a transaction that would otherwise be in the best interests of our common stockholders,

      A merger or change of control (as defined) constitutes an event of default under our agreements with Laurus and may entitle Laurus to exercise its lien rights against our assets, among other remedies. The possibility that we may be in default of obligations to Laurus would make it very difficult, if not impossible, for us to agree to a merger or other opportunity that might arise, even though it would otherwise be in the best interests of our common stockholders.

UNSUCCESSFUL OFFERING.

      Pursuant to our agreements with Laurus, we were required to file and cause to become effective within defined time periods, a registration statement with the Commission to permit the public sale of the shares of our common stock issuable upon conversion of our debt to Laurus and exercise of the Laurus Warrants. We met the previously required time requirement for filing the registration statement. However, during the Commission's comment process, the Commission raised certain concerns indicating that it viewed the "Rollover Feature" of the Laurus Financing to be impermissible. As a consequence, we withdrew the registration statement. Laurus has waived the penalties to be imposed upon us as a result of our not having that registration statement become effective in a timely manner. Although we have restructured the Laurus Financing, it still has deadlines for filing and effectiveness of this Registration Statement of which the Prospectus forms a part. There can be no assurance that any required registration statement will become effective on a timely basis or at all. If we fail to obtain the effectiveness of the registration statement, to avoid defaulting on our debt to Laurus, we may be required to seek replacement financing. There can be no assurances that any such replacement financing will be available on terms commercially reasonable to us or at all.


                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the common stock offered by this Prospectus. The Selling Stockholders will receive all of the proceeds. We will receive the exercise price of any warrants exercised by Laurus and any such funds will be used for our working capital purposes. There can be no assurance that Laurus will exercise any of its warrants.

                        DESCRIPTION OF OUR CAPITAL STOCK


      Common Stock. We are authorized to issue up to 100,000,000 shares of common stock, $.001 par value per share, 28,188,073, of which are issued and outstanding as of September 26, 2006. The holders of shares of our common stock are entitled to receive dividends equally when, as and if declared by the Board of Directors, out of funds legally available therefor.


      Subject to the rights that may be designated by the Board of Directors to the holders of any shares of Preferred Stock then outstanding, the holders of the common stock have voting rights, one vote for each share held of record, and are entitled upon liquidation of the Company to share ratably in the net assets of the Company available for distribution. Shares of our common stock do not have cumulative voting rights. Therefore, the holders of a majority of the shares of common stock may elect all of the directors of the Company and control its affairs and day-to-day operations. The shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of our common stock are fully paid and non-assessable.

      Preferred Stock. Pursuant to our Certificate of Incorporation, our Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of up to 10,000,000 shares of preferred stock from time to time in one or more series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has such power to establish the powers, preferences and rights of each series, it may afford the holders of preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.


      There are currently one series of preferred stock issued and outstanding:
Series A Preferred Stock, with 10,000 shares being authorized and 3,250 shares being issued and outstanding. Up to an additional 9,990,000 shares of Preferred Stock remain authorized. Set forth below is a summary only and it is qualified by our Certificate of Incorporation and the Certificate of Designation for our Series A Preferred Stock, copies of which are available from the Company upon request.


      Description of Series A Preferred Stock. You can find definitions of certain terms used in this description of the features of our Series A Preferred Stock under the subheading "Certain Definitions" below.


      Shares Outstanding:               3,250
      ------------------


      Amount Paid Per Share:            $1,000
      ---------------------

      Stated Amount Per Share:          $1,000
      -----------------------

      Par Value Per Share:              $.001
      -------------------

      Dividends:                        Cumulative; 6% per annum on the stated
      ---------                         value of $1,000, payable in arrears.
                                        Payments began August 1, 2005 payable in cash or in shares of common stock at the Company's election (in the event certain conditions are met).

      Liquidation Preference:           Prior to common stock; liquidation
      ----------------------            payment of $1,000 per share outstanding
                                        plus any outstanding unpaid dividends
                                        and damages.

      Voting Rights:                    None, except as required by Delaware law
      -------------                     or if we (i) alter or change adversely
                                        the powers, preferences or privileges of the Series A Preferred Stock or alter or amend the Certificate of Designation;
                                        (ii) authorize or create any class of
                                        stock senior or otherwise pari passu
                                        with the Series A Preferred Stock; (iii) amend our Certificate of Incorporation or other charter documents so as to affect adversely any rights of the holders of the Series A Preferred Stock;
                                        (iv) increase the authorized number of
                                        shares of Preferred Stock; or (v) enter
                                        into any agreement to do any of the
                                        foregoing.

      Current Conversion Price:         $0.88 per share, as adjusted, subject to
      ------------------------          possible further adjustment.

      Conversion Time:                  By the Holders: At any time and from
      ---------------                   time to time.


      Adjustments to                    The conversion price is subject to
      Conversion Price:                 adjustment for stock splits, stock
      ----------------                  dividends and similar events. In
                                        addition, if we sell common stock or
                                        securities convertible into or
                                        exchangeable for common stock at a price less than the conversion price in effect
                                        (the "Lower Price"), the conversion
                                        price will be adjusted to equal the
                                        Lower Price. An adjustment of the
                                        Conversion Price was required as a
                                        result of the sale of the Secured
                                        Convertible Notes to Laurus.


      Mandatory Redemption              In or about April and May 2008, the
      on Fourth Anniversary:            Company is required to redeem all
      ---------------------             outstanding shares of the Series A
                                        Preferred Stock for an amount equal to
                                        the stated value of said shares, plus
                                        all accrued and unpaid dividends and
                                        liquidated damages.

      Mandatory Redemption:             Certain events, such as the Company
      --------------------              filing a petition under the federal
                                        bankruptcy laws, a change in control (as defined) of the Company, the Company's failure to timely obtain the effectiveness of the related registration statement or deliver shares upon an investor's conversion or maintain its common stock's listing or quoted for more than ten (10) days will also result in a mandated redemption but at a differing price. If based on one of these specified events, the Company will be required to pay an amount equal to the greater of 110% of the Stated Value of the outstanding shares of Series A
                                        Preferred Stock or VWAP at the time,
                                        plus all accrued and unpaid dividends
                                        and liquidated damages.

      Other:                            No issuances of common stock that would
      -----                             cause the holder to own more than 4.9%
                                        of our total common stock at any given
                                        time.

                              CERTAIN DEFINITIONS.

      "Change of Control" includes the following: (a) a change in ownership of in excess of 40% of the Company's voting securities within a year; (b) the replacement within a year of more than one-half of the members of the Board of Directors which is not approved by a majority of the members of the Board on April 8, 2004; or (c) the Company entering into an agreement providing for either (a) or (b).

      "Principal Market" means the AMEX and shall also include the New York Stock Exchange, the NASDAQ Small-Cap Market on the NASDAQ National Market, whichever is at the time the principal trading exchange or market for our common stock, based upon share volume.

      "Registration Statement" means the registration statement covering the shares of common stock underlying the shares of Series A Preferred Stock and the warrants sold to the investors.

      "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the common stock is then listed or quoted on a Principal Market, the daily volume weighted average price of the common stock for such date (or the nearest preceding date) on the Principal Market on which the common stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the common stock is not then listed or quoted on a Principal Market and if prices for the common stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the common stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the common stock is not then listed or quoted on the OTC Bulletin Board and if prices for the common stock are then reported in the "Pink Sheets" published by the Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported; or (d) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the investors and reasonably acceptable to the Company.

      Warrants. The Warrants issued to the two institutional investors that purchased shares of our Series A Preferred Stock as part of our April and May 2004 private placements contain provisions providing for an adjustment in the exercise price and number of shares issuable upon exercise of the Warrants in the event of stock dividends, subdivisions or combinations of our shares of common stock, reclassifications of our securities and anti-dilution adjustments in the event of issuances of shares of our common stock or securities convertible into or exercisable for our shares of common stock for a purchase, conversion or exercise price, as the case may be, below the exercise prices of the Warrants that are substantially similar to the adjustment provisions of our Series A Preferred Stock.

      On November 18, 2003, we issued an aggregate of 1,242,240 shares of our common stock and Warrants to purchase 621,120 shares of our common stock to 14 private investors for an aggregate of $2,000,000 (the "November 2003 Private Placement"). Said Warrants are now exercisable at $0.88 per share as a result of our financing transaction with Laurus that "triggered" the anti-dilution provisions of the Warrants.

      For a discussion of other warrants, options and other rights to purchase our securities, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Item 5, "Market For Registrant's Common Equity and Related Stockholder Matters - Recent Sales of Unregistered Securities" and "Financing Transaction with Laurus."


                        FINANCING TRANSACTION WITH LAURUS


      On August 4, 2005, the Company completed a financing transaction with Laurus. On May 2, 2006, the Company and Laurus amended certain of the documents and instruments constituting the financing transaction. As of September 27, 2006, the Company's aggregate indebtedness to Laurus was $4,000,000.


      The financing was pursuant to, including among others, the following documents and instruments.

      o Amended and Restated Security Agreement, dated May 2, 2006, among Laurus, the Company and its United States subsidiaries granting Laurus a first priority security interest on the Company's assets, including the capital stock of the subsidiaries to secure the Company's performance of notes issued by the Company to Laurus (described below).

      o A Stock Pledge Agreement, dated July 29, 2005, among Laurus, the Company, certain of its United States subsidiaries pledging the Company's securities in those subsidiaries as security for the Company's obligations to Laurus.

      o A Secured Convertible Note (the "Convertible Note") in the principal amount of $4,000,000, dated May 2, 2006 and due July 29, 2008.

      o A Secured Non-Convertible Note (the "Non-Convertible Note"), dated May 2, 2006, due July 29, 2008, that, when aggregated with the Convertible Note, provides for a maximum borrowing of $7,500,000.

      o A Warrant, dated July 29, 2005, issued to Laurus (the "Laurus Warrant 1") to purchase up to 1,500,000 shares of the Company's Common Stock at an exercise price of $1.00 per share for a seven-year period, expiring on July 29, 2012.

      o A Warrant, dated May 2, 2006, issued to Laurus (the "Laurus Warrant 2") to purchase up to 350,000 shares of the Company's Common Stock at an exercise price of $0.88 per share for a seven-year period, expiring on May 2, 2013.

      o An Amended and Restated Registration Rights Agreement, dated May 2, 2006, between the Company and Laurus.

      o     The total borrowing included $324,500 due to Laurus for legal fees.

      Laurus, at its option, may convert the outstanding principal amount of the Convertible Note at any time prior to maturity into shares of the Company's Common Stock, at a conversion price of $0.88 per share, as to the first $3,750,000 advanced to the Company under the Convertible Note and at $1.05 per share as to the remaining balance of that note. The Company also issued to Laurus a warrant to purchase up to 1,500,000 shares of Common Stock at an exercise price of $1.00 per share and a second warrant to purchase up to 350,000 shares of Common Stock at an exercise price of $.88 per share. Laurus' ability to convert the Convertible Note and to exercise the warrants is limited by the terms of such instruments to the extent that such exercise or conversion would result in the Laurus beneficially owning more than 4.99% of the Company's then outstanding shares of Common Stock.

      Set forth below is only a summary of the foregoing documents and instruments and is qualified by the relevant documents, filed as exhibits to the Company's Reports on Form 8-K filed with the Commission on August 4, 2005 and May 5, 2006. Copies of said documents are available from the Company on written request.

      Note Maturity Date:               July 29, 2008.

      Note Interest Rate:               Greater of (a) 6% and (b) the prime
                                        rate, plus 1% (subject to reduction in
                                        certain circumstances, based upon
                                        increases in the market price (as
                                        defined) of the Company's Common Stock
                                        in excess of the Conversion Price).

      Funds Availability Under
      the Notes:                        Maximum available is the lesser of
                                        $7,500,000, or 90% of Eligible Accounts
                                        (as defined), less Laurus required
                                        reserves.

      Conversion Price of the           At Laurus' option, the first $3,750,000
      Secured Convertible Note:         of principal amount is convertible at
                                        the price of $0.88 per share and any
                                        funds in excess of $3,750,000 in
                                        principal amount are convertible at a
                                        price of $1.05 per share. Both
                                        conversion prices are subject to
                                        adjustments.

      Adjustments to Conversion
      Price: The Secured Convertible Note conversion prices are subject to adjustment for reclassifications, stock splits, combinations, dividends and similar events.

      Redemption/Prepayment:            The Company may elect to redeem the
                                        Secured Convertible Note by paying 120%
                                        of the outstanding principal amount,
                                        unpaid interest and all other sums due
                                        under the Secured Convertible Note. The
                                        Company may elect to prepay the
                                        Non-Convertible Note at any time by the
                                        payment of the outstanding principal
                                        amount, unpaid interest and all other
                                        sums due under that note, without
                                        premium or penalty. However, for the
                                        Company to obtain a release of Laurus'
                                        security interest prior to termination
                                        of its agreements with Laurus, the
                                        Company is required to pay all
                                        obligations due to Laurus, plus an early payment fee of (i) $200,000; (ii)
                                        $150,000; or (iii) $100,000 if such a
                                        release is sought (i) prior to the 1st
                                        anniversary of the closing of the
                                        transaction; and (ii) after the first
                                        anniversary, but before the 2nd
                                        anniversary of the closing of the
                                        transaction; and (ii) any time after the 2nd anniversary of the closing of the transaction, respectively.

      Events of Default:                Include but are not limited to (i) the
                                        failure of the Company to pay its
                                        obligations to Laurus; (ii) material
                                        breaches of, or false or misleading
                                        representations or warranties by the
                                        Company in, its Agreements with Laurus;
                                        (iii) the failure of the Company to pay
                                        its obligations to third parties in
                                        excess of $250,000; (iv) attachments or
                                        levies in excess of $100,000; (v)
                                        changes in the Company's or its
                                        subsidiaries' condition or affairs
                                        reasonably likely to have a material
                                        adverse effect on the Company or its
                                        subsidiaries; (vi) bankruptcy,
                                        insolvency, liquidations or
                                        reorganization events by or against the
                                        Company or its subsidiaries; and (vii) a "Change of Control" (as defined).


      Change of Control:                Includes, but is not limited to, (i) any
                                        person or group of persons (other than
                                        certain defined persons) beneficially
                                        owning 35% or more of the then
                                        outstanding voting equity of the
                                        Company; (ii) a change of a majority of
                                        the current members of the Board of
                                        Directors of the Company; or (iii) the
                                        Company or any of its subsidiaries
                                        merging, consolidating or selling
                                        substantially all of its assets.

      Default Penalties:                One (1%) percent per month additional
                                        interest and at Laurus' option, a
                                        default payment of 120% of the principal outstanding amount of the
                                        Non-Convertible Note, together with
                                        unpaid interest and all other sums due
                                        under the Non-Convertible Note.

      Maximum Number
      of Shares:                        No issuances of Common Stock that would
                                        cause the holder to own more than 4.99%
                                        of our total common stock at any given
                                        time, or 19.99% of our common stock if
                                        certain stockholder approvals have not
                                        been obtained.

      Right of First Refusal:           Right of first refusal for certain
                                        future financings of the Company.

      The Laurus Warrant 1 and the Laurus Warrant 2 allow Laurus to purchase at any time prior to July 29, 2012 and May 2, 2013, up to 1,500,000 and 350,000 shares of our common stock at exercise prices of $1.00 and $0.88 per share, respectively. The Laurus Warrants are subject to adjustment in certain events, such as dividends, subdivisions and combinations of shares of our capital stock and similar events.

      The number of shares of our common stock issuable on exercise of the Notes and the number of shares of our common stock issuable upon exercise of the Laurus Warrants, are to be combined to calculate the maximum number of shares of our common stock issuable to Laurus to determine the foregoing 4.99% and 19.99% limitations discussed above.

                              SELLING STOCKHOLDERS

      We have agreed to register 6,349,459 shares of our common stock for sale by Laurus.

      John N. Daurenheim was previously the Company's Chief Operating Officer and we are registering 74,000 of his shares of our common stock for sale by him.

      The shares of common stock beneficially owned by the Selling Stockholders are being registered to permit public secondary trading of these shares, and the Selling Stockholders may offer these shares for resale from time to time. See "Plan of Distribution."

      The following table identifies the Selling Stockholders, the number of shares of common stock owned beneficially by the Selling Stockholders as of the date of this Prospectus and the number of shares that may be offered pursuant to this Prospectus. Laurus has not, nor within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates, except as disclosed herein. The table has been prepared based upon information furnished to us by or on behalf of the Selling Stockholders.

      The Selling Stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that the Selling Stockholders will hold in the future.

      For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares.

      As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this Prospectus.



                                                                                                                      Percentage
                             Approximate Number                                                                          to be
                            of Shares of Common                       Number of Shares to be     Number of Shares    Beneficially
                            Stock Beneficially        Percentage          Offered for the       to be Owned after    Owned after
                               Owned Prior to     Beneficially Owned   Account of the Selling          this              this
  Selling Stockholder             Offering         Before Offering         Stockholder (1)          Offering (2)     Offering (2)
  -------------------             --------         ---------------         ---------------          ------------     ------------
Laurus Master Fund, Ltd.         1,483,000           4.99% (3)(4)           4,261,364(5)                -0-               -0-

Laurus Master Fund Ltd.          1,483,000            4.99%(3)(4)            238,095(6)                 -0-               -0-

Laurus Master Fund Ltd.          1,483,000            4.99%(3)(4)          1,850,000(7)                 -0-               -0-

John Daurenheim                    75,000                  *                   74,000                   -0-               -0-
   * Denotes less than 1%.
-------------------


(1) This table assumes that the Selling Stockholders will sell all shares offered for sale by them under this registration statement, although they are not required to sell their shares.

(2) Assumes that all shares of Common Stock registered for resale by this Prospectus have been sold.



(3) Based on 28,188,073 shares of Common Stock issued and outstanding as of September 26, 2006.



(4) Details of the transaction under which Laurus purchased our securities are provided in the Section entitled "Financing Transaction With Laurus."

(5) Consists of shares of Common Stock which may be acquired on conversion of the Convertible Note issued to Laurus, at a rate of $0.88 per share for the first $3,750,000 of indebtedness.

(6) Consists of Common Stock which may be acquired on conversion of the Convertible Note issued to Laurus at a rate of $1.05 per share for indebtedness of $250,000.

(7) Consists of shares of Common Stock which may be acquired upon the exercise of warrants by Laurus at exercise prices of $1.00 and $0.88 per share for 1,500,000 and 350,000 shares, respectively.

      The terms of the note and warrants issued to Laurus, certain of whose underlying shares of common stock are included for resale under this Prospectus, provide that Laurus is not entitled to receive shares upon exercise of the warrant or upon conversion of the Convertible Note if such receipt would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares (such provision may be waived by Laurus in the event of a default by the Company or upon seventy-five days written notice).

      Laurus Capital Management, LLC, is the investment manager of Laurus Master Fund, Ltd. David Grin and Eugene Grin are the sole managing members of Laurus Capital Management, LLC.


                              PLAN OF DISTRIBUTION

      The Selling Stockholders and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the principal market or on any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of, the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which a broker/dealer solicits purchasers;

      o block trades in which a broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o broker/dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale;

      o through this writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise; or

      o     any other method permitted pursuant to applicable law.

      Broker/dealers engaged by the Selling Stockholders may arrange for other broker/dealers to participate in sales. Broker/dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts relating to their sales of shares to exceed what is customary in the types of transactions involved.

      The Selling Stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company and Laurus have agreed to indemnify the other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

      We agreed with Laurus to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by Laurus without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Securities Exchange Act of 1934 ("Exchange Act"), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                  LEGAL MATTERS

      The validity of our shares of common stock being offered by this Prospectus are being passed upon for us by Gusrae, Kaplan, Bruno & Nusbaum PLLC, 120 Wall Street, New York, New York 10005

                                     EXPERTS

      The financial statements of Pacific CMA, Inc., which covered the consolidated balance sheet as of December 31, 2003, 2004 and 2005 and the related consolidated statements of operations, stockholders' equity and cash flow for the years ended December 31, 2004 and 2005, incorporated by reference into this Prospectus are reliant on the report of BKD LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

                       WHERE CAN YOU FIND MORE INFORMATION

      We are subject to the reporting requirements of the Exchange Act and, as a result, we file annual, quarterly, and special reports, proxy and information statements, and other information with the Commission. You may read, without charge, or copy, at prescribed rates, any document that Pacific CMA, Inc. files with the Commission at the public reference facilities maintained by the Commission at 100 "F" Street, N.E., Washington, D.C. 20594 and at its regional offices located at 3 World Financial Center, Room 4300, New York, New York 10281, 801 Brickell Avenue, Suite 1800, Miami, Florida 33131, 175 Jackson Boulevard, Suite 900, Chicago, Illinois 60604, 1801 California Street, Suite 1500, Denver, Colorado 80202-2656 and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Please call the Commission at 1-800-732-0330 for further information on the public reference rooms and their copy charges. Our electronic filings with the Commission also are available to the public over the Internet at a World Wide Web Site maintained by the Commission at http://www.sec.gov. We also maintain web sites at www.PacificCMA.com, www.agihk.com and www.airgatecorp.com, www.paradigmintl.net. The information on our web sites are not part of this Prospectus.

      We have filed a registration statement on Form S-3 with the Commission under the Securities Act covering the common stock offered by this Prospectus. This Prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it. This Prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the Prospectus may not contain all the information that you may find important, you should review the full text of these documents for a more complete understanding of the document or the matter involved. We have included copies of these documents as exhibits to the registration statement and each statement in this Prospectus regarding any such document is qualified in its entirety by reference to the actual document. A copy of the full registration statement may be obtained from the Commission as indicated above or from us.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The Commission allows us to "incorporate by reference" into this Prospectus some information in documents that are and will be filed by the Company with the Commission. This means we can disclose important information to you by referring to another document filed separately with the Commission. Any information that we incorporate by reference is considered part of this Prospectus. The following documents previously filed with the Commission by the Company (Commission File No. 000-27653) are hereby incorporated by reference in this Prospectus and made a part hereof:

      o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 31, 2006.


      o Our Amendment on Form 10-K/A, filed with the Commission on September 25, 2006, to our Annual Report on Form 10-K.


      o     Our Quarterly Report on Form 10-Q for the quarter ended:

            - March 31, 2006, filed with the Commission on May 15, 2006.


            - June 30, 2006, filed with the Commission on August 21, 2006.


      o Our Amendment on Form 10-Q/A, filed with the Commission on September 26, 2006, to our Form 10-Q for the quarter ended June 30, 2006.


      o Our Current Reports on Form 8-K, filed with the Commission on the following dates:



            - April 26, 2006
            - May 5, 2006
            - May 12, 2006
            - May 25, 2006
            - July 12, 2006
            - August 24, 2006
            - September 22, 2006


      o Our definitive Proxy Statement for our 2006 Annual Meeting of Stockholders filed with the Commission on April 24, 2006.


      o Our definitive Proxy Statement for a Special Meeting of Stockholders (August 22, 2006 meeting date) filed with the Commission on July 27, 2006.


      o The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on December 2, 2003, as amended by our Form 8-A/A filed with the Commission on March 24, 2004 (Commission File No. 001-31915), and any additional amendments or reports filed for the purpose of updating, on which otherwise updated, such description.

      We also incorporate by reference all documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering. Any information incorporated by reference this way will automatically be deemed to be updated and supersedes any information previously disclosed in this Prospectus or in an earlier filed document also incorporated by reference in this Prospectus.

      You may request a copy of any or all documents which are incorporated by reference to this Prospectus and we will provide it to you at no cost. You may make your request for copies of the information in writing or by telephone. Requests for copies should be directed to Pacific CMA, Inc., c/o Airgate International Corporation, 153-10 Rockaway Boulevard, Jamaica, New York 11434,
Attention: Alfred Lam, Telephone: (212) 247-0049.



                    COMMISSION'S POSITION ON INDEMNIFICATION

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                6,423,459 SHARES

                                PACIFIC CMA, INC.

                                  COMMON STOCK



================================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----


A NOTE ABOUT FORWARD-LOOKING STATEMENTS........................................2
SUMMARY OF THE COMPANY'S BUSINESS..............................................3
POTENTIAL DILUTION.............................................................8
RISK FACTORS..................................................................11
USE OF PROCEEDS...............................................................24
DESCRIPTION OF OUR CAPITAL STOCK..............................................24
FINANCING TRANSACTION WITH LAURUS.............................................28
SELLING STOCKHOLDERS..........................................................31
PLAN OF DISTRIBUTION..........................................................33
LEGAL MATTERS.................................................................35
EXPERTS.......................................................................35
WHERE CAN YOU FIND MORE INFORMATION...........................................35
DOCUMENTS INCORPORATED BY REFERENCE...........................................36
COMMISSION'S POSITION ON INDEMNIFICATION......................................37




================================================================================



                                   ----------
                                   PROSPECTUS
                                   ----------




                                 ______ __, 2006

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated costs and expenses expected to be payable by the Company in connection with the sale and distribution of the common stock registered hereby. All amounts are estimates, except the SEC registration fees and the additional listing fees.

      Commission Registration Fee...................................$    419.21
      Registration and Transfer Agent Fee(1)........................$  1,000.00
      Accounting Fees and Expenses(1)...............................$  5,000.00
      Legal Fees and Expenses(1)....................................$  5,000.00
      Printing and Expenses(1)......................................$  3,000.00
      Miscellaneous(1)..............................................$    580.79
                                                                    -----------

                                            Total(1):.............. $ 15,000.00
                                                                    ============


(1) Estimated.

      Selling Stockholders shall bear the cost of any selling commissions, brokerage fees, or transfer taxes payable in connection with their sale of the common stock registered hereby.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law ("DGCL"), permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys' fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not a party to the proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

      The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability. The Company's bylaws provide for indemnification of its directors and officers. The general effect of the bylaw provisions is to indemnify any director or officer against any action or suit to the full extent permitted by Delaware law as referenced above. In addition, as authorized by the DGCL, the Certificate of Incorporation of the Company limits the liability of directors of the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. This provision will not alter the liability of directors under federal securities laws. The foregoing descriptions are only general summaries. For additional information we refer you to the full text of our Certificate of Incorporation, as amended, and our Bylaws filed as Exhibits 3.1 and 3.2 to our registration on Form 8A/A as filed with the Commission on March 24, 2004, which we incorporate in this filing by reference thereto.

      The Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

EXHIBIT NUMBER AND DOCUMENT DESCRIPTION

3.1 Articles of Incorporation of Pacific CMA, Inc. (incorporated by reference, filed with the Registrant's Form 8 A/A on March 24,
            2004).

3.2 By-laws of Pacific CMA, Inc. (incorporated by reference, filed with Registrant's Form 8 A/A on March 24, 2004).

3.3A Certificate of Designation of Preferences, Right and Limitations of Series A Convertible Preferred Stock as of Pacific CMA, Inc. (incorporated by reference, filed with Registrant's Form 8-K on April 15, 2004).

3.3B Certificate of Amendment to Certificate of Designations (incorporated by reference, filed with Registrant's Form 8-K on May 10, 2004).

4.1 Specimen Common Stock Certificate (incorporated by reference, filed with Registrant's Form 10-SB on October 14, 1999).



5.1 Opinion of Gusrae, Kaplan, Bruno & Nusbaum PLLC. (filed with Registrant's Amendment No.1 to this Registration Statement on August 23, 2006).

5.2 Opinion of S. A. Wajid, Special India Counsel to Registrant (incorporated by reference, filed on September 26, 2006, with Registrant's Form 10-Q/A).



10.1 Stock Purchase Agreement dated April 30, 2002, by and among Pacific CMA International, LLC, Pacific CMA, Inc., Airgate International Corp, Thomas Zambuto and Scott Turner (incorporated by reference, filed on or about May 14, 2002 with Registrant's Form 8-K).

10.2 Promissory Note dated April 30, 2002, in favor of Scott Turner (incorporated by reference, filed on or about May 14, 2002 with Registrant's Form 8-K).

10.3 Promissory Note dated April 30, 2002, in favor of Thomas Zambuto (incorporated by reference, filed on or about May 14, 2002 with Registrant's Form 8-K).

10.4 Pledge Agreement dated April 30, 2002, between Scott Turner as Pledgee, Pacific CMA International, LLC, as Pledgor, and Robinson Brog Leinwand Greene Genovese & Gluck, P.C. as Pledgeholder (incorporated by reference, filed on or about May 14, 2002 with Registrant's Form 8-K).

10.5 Pledge Agreement dated April 30, 2002, between Thomas Zambuto as Pledgee, Pacific CMA International, LLC, as Pledgor, and Robinson Brog Leinwand Greene Genovese & Gluck, P.C. as Pledgeholder (incorporated by reference, filed on or about May 14, 2002 with Registrant's Form 8-K).

10.6 Guaranty by Pacific CMA, Inc., in favor of Scott Turner, dated April 30, 2002 (incorporated by reference, filed on or about May 14, 2002 with Registrant's Form 8-K).

10.7 Guaranty by Pacific CMA, Inc., in favor of Thomas Zambuto, dated April 30, 2002 (incorporated by reference, filed with Registrant's Form 8-K on or about May 14, 2003).

10.8 Escrow Agreement dated April 30, 2002, between Thomas Zambuto and Scott Turner as Seller, Pacific CMA International, LLC, as Purchaser, and Robinson Brog Leinwand Greene Genovese & Gluck, P.C., as Escrow Agent (incorporated by reference, filed with Registrant's Form 8-K on or about May 14, 2004).

10.9 Employment Agreement of Scott Turner, dated April 30, 2002 (incorporated by reference, filed with Registrant's Form 8-K on or about May 14, 2004).

10.10 2000 Stock Plan (incorporated by reference, filed with Registrant's Form S-8 on or about December 5, 2000).

10.11 Form of Stock Grant Agreement (incorporated by reference, filed with Registrant's Form S-8 on December 5, 2000).

10.12A Mutual Release and Termination Agreement dated December 19, 2003 (but not fully executed until January 9, 2004) among Duncan Capital LLC, Strategic Growth International, Inc. and Pacific CMA, Inc. (incorporated by reference, filed with Registrant's Post-Effective Amendment No. 1 to Form S-3, File No. 333-111163, on January 28,
            2004).

10.12B Amendment dated January 16, 2004 to the Mutual Release and Termination Agreement dated December 19, 2003, Exhibit 10.12.A (incorporated by reference, filed with Registrant's Post-Effective Amendment No. 1 to Form S-3, File No. 333-111163 on January 28,
            2004).

10.13A & B  Forms of warrants to purchase common stock issued by Pacific
            CMA, Inc. to the purchasers in a November 2003 private placement offering (incorporated by reference, filed with Registrant's Form S-3, File No. 333-111163, on December 15, 2003).

10.14 Warrants to purchase common stock issued by Pacific CMA, Inc. to Rockwood, Inc. as compensation for services rendered in connection with the November 2003 private placement offering (incorporated by reference, filed with Registrant's Form S-3, File No. 333-111163, on December 15, 2003).

10.15 Form of Securities Purchase Agreement by and between Pacific CMA, Inc. and each of the purchasers in the November 2003 private placement offering (incorporated by reference, filed with Registrant's Form S-3, File No. 333-111163 on December 15, 2003).

10.16 Form of Registration Rights Agreement by and between Pacific CMA, Inc. and each of the purchasers in the November 2003 private placement offering (incorporated by reference, filed with Registrant's Form S-3, File No. 333-111163, on December 15, 2002).

10.17A & B  Warrants issued to Duncan Capital, LLC by Pacific CMA, Inc., dated as of November 18, 2003 (incorporated by reference, filed with Registrant's Form S-3, File No. 333-111163, on December 15, 2003).

10.18 Warrants issued to Strategic Growth International by Pacific CMA, Inc., dated as of November 18, 2003 (incorporated by reference, filed with Registrant's Form S-3, File No. 333-111163, on December 15, 2003).

10.19       Intentionally deleted.

10.20 Securities Purchase Agreement, dated as of April 8, 2004, among Crestview Capital Master LLC. ("Crestview"), Midsummer Investment Ltd. ("Midsummer") and Registrant (incorporated by reference, filed with Registrant's Form 8-K on April 15, 2004).

10.21 Registration Rights Agreement, dated as of April 8, 2004, among Crestview, Midsummer and Registrant (incorporated by reference, filed with Registrant's Form 8-K on April 15, 2004).

10.22 Form of Warrant issued to Crestview and Midsummer (incorporated by reference, filed with Registrant's Form 8-K on April 15, 2004).

10.23 Form of Warrant issued to Midsummer in May 2004 (incorporated by reference, filed with Registrant's Form 8-K on May 10, 2004).

10.24 Securities Purchase Agreement, dated as of May 6, 2004, between Midsummer and Registrant (incorporated by reference, filed with Registrant's Form 8-K May 10, 2004).

10.25 Registration Rights Agreement, dated as of May 6, 2004, between Midsummer and Registrant (incorporated by reference, filed with Registrant's Form 8-K on May 10, 2004).

10.26 Security Agreement, dated as of July 29, 2005, by and among Registrant, certain United States Subsidiaries of Registrant and Laurus Master Fund, Ltd. ("Laurus") (incorporated by reference, filed with Registrant's Report on Form 8-K on August 4, 2005). See
            Exhibit 10.32A

10.27 Form of Secured Convertible Minimum Borrowing Note dated as of July 29, 2005 and due July 29, 2008, issued by Registrant to Laurus (incorporated by reference, filed with Registrant's Report on Form 8-K on August 4, 2005). See Exhibit 10.33

10.28 Form of Secured Revolving Note dated as of July 29, 2005 and due July 29, 2008, issued by Registrant to Laurus (incorporated by reference, filed with Registrant's Report on Form 8-K on August 4,
            2005). See Exhibit 10.34

10.29 Stock Pledge Agreement, dated as of July 29, 2005, by and between Registrant, certain United States Subsidiaries of Registrant and Laurus (incorporated by reference, filed with Registrant's Report on Form 8-K on August 4, 2005).

10.30 Form of Warrant issued by the Registrant to Laurus, dated as of July 29, 2005 (incorporated by reference, filed with Registrant's Report on Form 8-K on August 4, 2005).

10.31 Registration Rights Agreement, dated as of July 29, 2005, by and between Registrant and Laurus (incorporated by reference, filed with Registrant's Report on Form 8-K on August 4, 2005). See Exhibit 10.36

10.32       Stock Purchase Agreement, dated as of April 20, 2006, by and among
            A. Reyaz Farook, MKI Reyaz, HTL Logistics Limited and Registrant (incorporated by reference, filed with Registrant's Report on Form 8-K on April 26, 2006)

10.32.A Amended and Restated Security Agreement, dated as of May 2, 2006, by and among Pacific CMA, Inc., certain acquired United States Subsidiaries of Pacific CMA, Inc. and Laurus Master Fund, Ltd. (incorporated by reference, filed with Registrant's Report on Form 8-K on May 5, 2006).

10.33 Form of Secured Convertible Note dated as of May 2, 2006 and due July 29, 2008 (incorporated by reference, filed with Registrant's Report on Form 8-K on May 5, 2006).

10.34 Form of Secured Non-Convertible Revolving Note dated as of May 2, 2006 and due July 29, 2008 (incorporated by reference, filed with Registrant's Report on Form 8-K on May 5, 2006).

10.35 Form of Common Stock Purchase Warrant, dated as of May 2, 2006 (incorporated by reference, filed with Registrant's Report on Form 8-K on May 5, 2006).

10.36 Amended and Restated Registration Rights Agreement, dated as of May 2, 2006 (incorporated by reference, filed with Registrant's Report on Form 8-K on May 5, 2006).

10.37 Reaffirmation Agreement, dated as of May 2, 2006 by and between the Registrant and Laurus (incorporated by reference, filed with Registrant's Report on Form 8-K on May 5, 2006).

14.1 Registrant's Code of Ethics for Chief Financial Officer (incorporated by reference, filed with Registrant's Annual Report on Form 10-KSB on March 29, 2004).

21.1 Subsidiaries of the Registrant (incorporated by reference, filed with Registrant's Form 10-K on March 31, 2006).



23.1        Consent of BKD, LLP, Independent Registered Public Accounting Firm
            (1).

23.3        Consent of Gusrae, Kaplan, Bruno & Nusbaum PLLC ( included in
            Exhibit 5.1).



23.4        Consent of S. A. Wajid (included in Exibit 5.2).


--------------------------

(1) To be filed by amendment.


ITEM 17. UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during the period in which it offers or sells securities, a post-effective amendment to the registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed to be the initial bona fide offering thereof;

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering;

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registration in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue; and

      (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the be the initial bona fide offering thereof.

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on the 26th day of September 2006.



                                       PACIFIC CMA, INC.


                                       By:  /s/Alfred Lam
                                            ----------------------------------
                                            Alfred Lam
                                            Chairman of the Board of Directors

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                 TITLE                                DATE




/s/Alfred Lam            Chairman of the Board of Directors   September 26, 2006
-------------            (Principal Executive Officer)
Alfred Lam


/s/John Mazarella        Chief Financial Officer (Principal   September 26, 2006
-----------------        Financial and Accounting Officer)
John Mazarella


/s/Scott Turner          Director                             September 26, 2006
---------------
Scott Turner


/s/Louisa Chan           Director                             September 26, 2006
--------------
Louisa Chan


/s/Kaze Chan             Director                             September 26, 2006
--------------
Kaze Chan


/s/Kwong Sang Liu        Director                             September 26, 2006
-----------------
Kwong Sang Liu


/s/Kenneth Chik          Director                             September 26, 2006
---------------
Kenneth Chik


/s/Chung Leung Yu        Director                             September 26, 2006
-----------------